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                                                                    EXHIBIT 10.2

                            SOCO INTERNATIONAL PLC
                   (Registered in England under No. 3300821)

Territorial Resources

8 May 1997

Dear Sirs:

We refer to the Shareholders' Exchange Agreement between Territorial Resources and SOCO International plc (the "Company") dated 6 May 1997 (the "Agreement"), a copy of which is attached hereto. The Agreement envisages that you will dispose of part of your interest in SOCO Tamtsag Mongolia, Inc. in return for the issue of shares of the Company representing 3.492% of the Company's share capital (pre new money) as calculated in accordance with the provisions of the Agreement (the "Consideration Shares").

We have subsequently agreed that instead of you receiving only the Consideration Shares, you will instead receive a mix of cash and shares in the Company. The cash element of the consideration shall be such sum as is equal to 20% of the Consideration Shares at the Placing Price (as defined in the Placing Agreement to be entered into between, inter alia, the Company and Swiss Bank Corporation on or about 14 May 1997) whilst the balance shall be such number of shares as, when aggregated with the cash element, equates in value to 3.492% of the Company (pre new money). Save as amended by this letter, the Agreement continues in full force and effect.

Please sign and return the enclosed copy of this letter to confirm you agreement to its terms. Could you please also return details of your bank account into which the cash consideration should be paid together with your share certificate(s) in SOCO Tamtsag Mongolia, Inc. to our solicitors, Ashurst Morris Crisp (for the attention of Steven Fox). The share certificates will be held in escrow, to your order, pending completion of the Agreement, which is expected to become effective on 29 May 1997.


Yours faithfully

/s/

For and on behalf of
SOCO International PLC


We hereby accept the terms of the Agreement as revised by the terms of this letter.

/a/
__________________________________________
For and on behalf of Territorial Resources